                                                                    Exhibit 12.1


                              Carrols Corporation
                           Schedule of Computation of
                       Ratio of Earnings to Fixed Charges


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

                                                  -----------------------------------------------------------------------------


                                                                            Year Ended December 31,
                                                  -----------------------------------------------------------------------------
                                                       1994            1995           1996             1997           1998
                                                   -------------    -----------    ------------     -----------   -------------
                                                                             (Dollars in Thousands)
    Income (loss) before income taxes
      and extraordinary loss                         $   (1,666)      $  5,100       $   6,283       $   2,813      $    8,977

    Fixed Charges:
         Interest on Indebtedness                        14,456         14,500          14,209          14,598          21,068
         Interest Component of Operating Rent             3,379          3,699           3,869           5,096           8,812
                                                   -------------    -----------    ------------     -----------   -------------

    Income (loss) before income taxes and
      extraordinary loss and fixed charges               16,169         23,299          24,351          22,507          38,857
                                                   -------------    -----------    ------------     -----------   -------------

    Total Fixed Charges                                  17,835         18,199          18,068          19,694          29,880
                                                   -------------    -----------    ------------     -----------   -------------
    Ratio of Earnings to Fixed Charges                      0.9  X         1.3  X          1.3   X         1.1  X          1.3  X
                                                   =============    ===========    ============     ===========   =============
    Deficiency of earnings to fixed charges             (1,666)
                                                   =============
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